                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)(1)


                               AUTOCAM CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    052907102
                                 (CUSIP Number)


                                NOVEMBER 6, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_|    Rule 13d-1 (b)

    |_|    Rule 13d-1 (c)

    |X|    Rule 13d-1 (d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP NO. 052907102                      13G                  PAGE 2 of 4 PAGES
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1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          John Conway Kennedy
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)| |
                                                                    (b)|X|

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
                           5         SOLE VOTING POWER
     NUMBER OF
                                                                    0
      SHARES               -----------------------------------------------------
                           6         SHARED VOTING POWER
  BENEFICIALLY
                                                             3,773,932
  OWNED BY EACH            -----------------------------------------------------
                           7         SOLE DISPOSITIVE POWER
    REPORTING
                                                             3,758,164
   PERSON WITH             -----------------------------------------------------
                           8         SHARED DISPOSITIVE POWER
                                                                15,768
--------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                              3,773,932
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*  | |

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                   59.8%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

                  Autocam Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  4070 East Paris Avenue, Kentwood, MI  49512

ITEM 2(a).        NAME OF PERSON FILING:

                  John Conway Kennedy

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  4070 East Paris Avenue, Kentwood, MI  49512

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER

                  052907102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                    N/A

ITEM 4.           OWNERSHIP.

                  See Cover Page, Items 5-9 and 11.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

                                    N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                    N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                    N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                    N/A

ITEM 10.  CERTIFICATIONS.

                                    N/A





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 5, 2000
                                        -----------------------------
                                                  (Date)

                                        /s/ John C. Kennedy
                                        -----------------------------
                                                (Signature)

                                        John Conway Kennedy/President
                                        -----------------------------
                                               (Name/Title)

                                RESTATED ORIGINAL
                                  SCHEDULE 13G
                             DATED JANUARY 16, 1992


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No.          )*
                                          ---------

                               AUTOCAM CORPORATION
                               -------------------
                                (Name of Issuer)


                        COMMON STOCK (WITHOUT PAR VALUE)
                        --------------------------------
                         (Title of Class of Securities)

                                    052907102
                                   -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |X|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                              -----------------------------
CUSIP No. 052907102              13G                Page     of      Pages
--------------------                              -----------------------------

--------------------------------------------------------------------------------
1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                     John Conway Kennedy
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)| |
                                                                     (b)| |
                     Not Applicable
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
--------------------------------------------------------------------------------
                             5  SOLE VOTING POWER
     NUMBER OF                                              1,846,300
                             ---------------------------------------------------
      SHARES                 6  SHARED VOTING POWER
                                                                    0
    BENEFICIALLY             --------------------------------------------------
                             7  SOLE DISPOSITIVE POWER
   OWNED BY EACH                                            1,846,300
                             ---------------------------------------------------
     REPORTING               8  SHARED DISPOSITIVE POWER
                                                                    0
    PERSON WITH
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        1,846,300
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES* | |                 Not Applicable

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                               63.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    IN
--------------------------------------------------------------------------------

ITEM 1.  (a)      Autocam Corporation
         (b)      4070 East Paris Avenue, Kentwood, MI  49512

ITEM 2   (a)      John Conway Kennedy
         (b)      4070 East Paris Avenue, Kentwood, MI  49512
         (c)      United States
         (d)      Common Stock (without par value)
         (e)      052907102

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-l(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

                               Not Applicable

ITEM 4.  OWNERSHIP.

         (a)      1,846,300 shares
         (b)      63.3%
         (c)      (i)      1,846,300
                  (ii)     0
                  (iii)    1,846,300
                  (iv)     0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                                 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                                 Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                                 Not Applicable

ITEM 10.  CERTIFICATIONS.

                                 Not Applicable



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              January 16, 1992
                                              ---------------------------------
                                                        (Date)

                                              /s/ John C. Kennedy
                                              ---------------------------------
                                                      (Signature)

                                              John Conway Kennedy/President
                                              ---------------------------------
                                                     (Name/Title)